SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                              FORM 8-K/A
                         Amendment Number One

                            CURRENT REPORT

                 Pursuant to Section 13 or 15d of the

                  Securities and Exchange Act of 1934


                      ---------------------------

                   Date of Report (Date of earliest
                    event reported) August 14, 1998



                            WLR Foods, Inc.
        (Exact name of Registrant as specified in its charter)

  Virginia                    0-17060                  54-1295923
 (State of                (Commission File         (IRS Employer Iden-
 Incorporation)                Number)                tification No.)


               P.O. Box 7000                        22815
             Broadway, Virginia                   (Zip Code)
     (Address of Principal executive offices)


                            (540) 896-7001
                    (Registrant's telephone number,
                         including area code)

     The undersigned hereby recategorizes the following as Item 5, Other Events, to its current report on Form 8-K filed on August 31, 1998, which was previously reported as Item 2, Disposition of Assets.


Item 5    Other Events

On August 14, 1998 the Registrant's wholly-owned subsidiary, Wampler Foods, Inc. ("Wampler"), completed the sale of its Goldsboro, North Carolina complex. Pursuant to an Asset Purchase Agreement dated as of August 14, 1998, Wampler sold to Case Foods, Inc. and Case Farms, L.L.C., both headquartered in Troutville, North Carolina (collectively, "Case"), its poultry processing plant, feed mill and hatchery located in Wayne County, North Carolina, its grain storage facility located in Jones County, North Carolina, and related inventories. The sales price was $39 million in cash, subject to certain post-closing adjustments which are expected to be determined within 30 days.

In the Agreement, Wampler made various representations and warranties and has agreed to indemnify Case for any breaches thereof. Wampler's indemnification obligation does not arise unless the total of all claims for indemnification exceeds $2 million, in which case Wampler is obligated to indemnify Case only for the amount in excess of $1 million. In any event, Wampler's indemnification obligation is not to exceed the total sales price.


Item 7    Financial Statements and Exhibits

          (b) Pro forma combined financial information. Not applicable.

                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   WLR FOODS, INC.


     _October 27, 1998_            By:__/s/ Dale S. Lam__
        Date                          Dale S. Lam
                                      Vice President of Finance